Exhibit 99.1

1114 Avenue of the Americas New York , NY 10036 T 212 .930 .9400 E investors@safeholdinc.com Press Release Safehold Reports First Quarter 20 26 Results NEW YORK, April 30 , 20 26 Safehold Inc. ( NYSE: SAFE) reported results for the first quarter 20 26. SAFE published a presentation detailing these results which can be found on its website, www.safeholdinc.com in the “Investor s” section. Highlights from the earnings announcement include: ⎯ Q1‘26 revenue was $110.9 million ⎯ Q1‘26 net income attributable to common shareholders was $28.9 million ⎯ Q1‘26 earnings per share was $0. 40 ⎯ Closed $68 million of new originations, including 3 ground leases for $54 million and one leasehold loan for $ 14 million 1 ⎯ Non -binding LOI’s 2 totaling ~ $255 million ⎯ Estimated Unrealized Capital Appreciation increased to $9.5 billion 3 “Safehold delivered a solid quarter of investment activity and UCA growth, highlighted by our first LIHTC closing in Texas,” said Jay Sugarman, Chairman and Chief Executive Officer. “We are encouraged by how the pipeline is developing and remain focused on serving our customers and creating value for our shareholders.” 1 Includes Safehold’s $4m forward commitments for the Ground Leases new originations in Q1’26 that have not yet been funded (such funding commitments are subject to certain conditions). There can be no assurances that Safehold will fully fund these transact ions. 2 Includes non -binding LOIs for investments that closed subsequent to quarter end. Non -binding LOIs assume 100% ownership. Final ownership percentage may be less than 100%. There can be no assurance that Safehold will close transactions under LOI. 3 For more information on UCA, including additional limitations and qualifications, please refer to our Current Report on Form 8 -K filed with the SEC on April 30, 2026, and the “Risk Factors” section of our Annual Report on Form 10 -K for the year ended December 31, 2025, filed with the SEC on February 12, 2026.

1114 Avenue of the Americas New York, NY 10036 T 212.930.9400 E investors@safeholdinc.com The Company will host an earnings conference call reviewing this presentation beginning at 5:00 p.m. ET on Thursday , April 30 , 202 6. This conference call will be broadcast live and can be accessed by all interested parties through Safehold 's website and by using the dial in information listed below: Dial -In: 877 .545 .0523 International: 973.528.001 6 Access Code: 915210 A replay of the call will be archived on the Company’s website. Alternatively, the replay can be accessed via dial -in from 8:00 p.m. ET on April 30 , 2026, through 1 2:00 a.m. ET on May 14 , 2026, by calling: Replay: 877.481.4010 International: 919.882.2331 Access Code: 53936    About Safehold: Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Having created the modern ground lease industry in 2017, Safehold continues to help ow ners of high quality multifamily, office, industrial, hospitality, student housing, life science and mixed -use properties generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT), seeks to deliver safe, g rowing income and long -term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com . Company Contact: Pearse Hoffmann Senior Vice President Head of Corporate Finance T 212.930.9400 E investors@safeholdinc.com